Exhibit 99.2



     ATLAS AIR, INC. TAKES ADDITIONAL COST REDUCTION ACTIONS



Purchase, NY (June 19, 2001)--Atlas Air Worldwide Holdings, Inc. (NYSE:CGO) announced today that its wholly owned subsidiary, Atlas Air, Inc. has completed its previously-announced cost structure review and is taking a number of significant steps to respond to the current global economic environment and the corresponding decline in air cargo demand. In conjunction with this review, Atlas Air has taken certain underutilized aircraft out of service and will reduce its overall staffing levels to reflect the fleet reduction.

Atlas Air indicated that it will reduce its ground-staff workforce by approximately 200 employees and will also decrease its fleet service levels by up to six aircraft until more normalized flying utilization can be resumed. The Company also said it will take a one-time, primarily non-cash charge in the second quarter, net of tax, in the range of $40 million to $50 million to cover severance, account reserves and other non-recurring items.

"This year is the first time in the Company's history that we have had to lay-off employees, and it has been a very difficult decision to do so," said Richard Shuyler, Atlas Air, Inc.'s Chief Executive Officer. "We have built a very successful company - indeed, the world's third-largest air cargo carrier - largely due to the efforts of our exceptional team of employees. To have to lose even one of these talented individuals is painful. However, the sudden and precipitous drop in air freight demand that our customers have seen since the first quarter requires that we take very immediate and decisive action in order to protect the Company, our remaining employees and our investors for the long-term."

Shuyler added, "The global extent of the current economic downturn has become far wider and deeper than most observers had expected, and has occurred far more quickly than anyone anticipated. Not only are our customers no longer flying at levels that exceed guaranteed minimums, but many are having difficulty even achieving those minimums. As a result, the operational and maintenance spare aircraft in our fleet that would normally be used to generate excess flying are sitting largely idle. In addition, two aircraft that we recently took back from a customer that has filed for bankruptcy have not been placed elsewhere due to the current economic environment. This has caused Atlas Air to re-evaluate its fleet needs and to take these aircraft out of service."

"We now expect that the impact of this situation and the continued softness in the air cargo industry will result in an approximate breakeven for the current quarter, and full-year 2001


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earnings of approximately $.90 to $1.10 per share, before all one-time charges,"
continued Shuyler. "At the same time, we anticipate that the actions we have now taken will result in annualized savings of approximately $50 million, and will help to ensure that Atlas Air will be an even stronger and more efficient company when the economy begins to improve. We are committed to returning Atlas Air to its previous levels of outstanding financial performance and will continue to take the necessary steps to do so."

Last month, the Company announced a furlough of 105 of its crewmembers. In addition, some flight crewmembers have taken advantage of voluntary staff reduction opportunities offered by the Company as part of its ongoing cost saving efforts. As a result, no additional flight crewmembers are affected by today's announcement, although the Company is continuing to evaluate its crew staffing requirements.

Atlas Air, Inc. is a wholly owned subsidiary of Atlas Air Worldwide Holdings, Inc. and is a United States certificated air carrier that operates a fleet of Boeing 747 freighters under ACMI contracts. These contracts include the provision of Aircraft, Crew, Maintenance and Insurance for some of the world's leading international carriers.